TABLE OF CONTENTS

I. ELECTION OF DIRECTORS
II. COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
III. APPROVAL OF AMENDMENT TO THE 1995 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES
NEW PLAN BENEFITS 1995 Stock Incentive Plan For Key Employees
IV. APPROVAL OF OPTION GRANTS TO JACOBSON PARTNERS
V. OTHER MATTERS
CHILDTIME LEARNING CENTERS, INC.
FIRST AMENDMENT TO CHILDTIME LEARNING CENTERS, INC. 1995 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES
JACOBSON PARTNERS 595 Madison Avenue, Suite 100 New York, New York 10022
Schedule 14A - Definitive Proxy Statement

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [x]

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Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[x] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

CHILDTIME LEARNING CENTER

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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CHILDTIME LEARNING CENTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 16, 2000

To the Shareholders:

      PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Childtime Learning Centers, Inc. (the “Company”) will be held at Tam O’Shanter Country Club, 5051 Orchard Lake Road, W. Bloomfield, MI 48325, on August 16, 2000, at 10:00 a.m., Eastern Daylight Time, to consider and act upon the following matters:

(1) The election of two directors to serve until the 2003 Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

(2) The approval of the proposed amendment of the Childtime Learning Centers, Inc. 1995 Stock Incentive Plan for Key Employees to increase the number of shares available for grant or award by 300,000.

(3) The approval of the proposed option arrangement in favor of Jacobson Partners, with the respect to the grant of options to acquire, in the aggregate, up to 557,275 shares.

(4) Such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on June 23, 2000 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

      A copy of the Annual Report of the Company for the fiscal year ended March 31, 2000 accompanies this Notice.

By Order of the Board of Directors

MICHAEL M. YEAGER
Secretary

Farmington Hills, Michigan

July 14, 2000

CHILDTIME LEARNING CENTERS, INC.

38345 West 10 Mile Road, Suite 100
Farmington Hills, Michigan 48335

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 16, 2000

General Information

      The Annual Meeting of Shareholders (the “Meeting”) of Childtime Learning Centers, Inc. (the “Company”) will be held at Tam O’Shanter Country Club, 5051 Orchard Lake Road, W. Bloomfield, MI 48325, on August 16, 2000, at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is July 14, 2000.

      It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The Board of Directors of the Company solicits the proxy. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers, and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

      All references in this Proxy Statement to “fiscal 2000” are references to the Company’s fiscal year ended March 31, 2000. Unless otherwise stated, references to the “Company” mean Childtime Learning Centers, Inc. and its wholly owned subsidiaries.

Voting Securities and Principal Holders

      Only holders of record of shares of the Company’s Common Stock, no par value (the “Common Stock”), at the close of business on June 23, 2000 (the “Record Date”) are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 4,931,655 shares of the Common Stock.

      As of the Record Date, the following persons were known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Person		Shares	Percent

Childcare Associates	(1)	2,427,373	49.2
c/o Kellner, DiLeo & Co.
900 Third Avenue, 10th Floor
New York, New York 10022

FMR Corp.	(2)	505,200	10.2
82 Devonshire Street
Boston, Massachusetts 02109

KD Partners II	(1)	437,627	8.9
c/o Ansbacher (Cayman) Limited
Jeanette Street
P.O. Box 887
Georgetown, Grand Cayman
Cayman Islands, British West Indies

Person		Shares	Percent

Wellington Management Company, LLP	(2)(3)	329,100	6.7
Wellington Trust Company, NA
75 State Street
Boston, Massachusetts 02109

(1)	Reference is made to the table (and, in particular, note 6 to such table) set forth under the caption “Election of Directors”. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II.

(2)	Based on Schedule 13F as filed by such holder with the Securities and Exchange Commission as of March 31, 2000.

(3)	Wellington Trust Company, NA is an affiliate of Wellington Management Company, LLP.

I.  ELECTION OF DIRECTORS

      The Board of Directors proposes that Harold A. Lewis and Leonard C. Tylka be elected as directors of the Company to hold office until the Annual Meeting of the Shareholders in 2003, and in each case, until his successor is elected and qualified.

      The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. The two nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holder. The following information is furnished with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after this meeting, and with respect to each executive officer of the Company named in the Summary Compensation Table below:

					Percentage of
			Shares of		Outstanding Shares
			Common Stock		of the Company’s
		Positions and	of the Company		Common Stock
Name and Year		Offices with the	Beneficially		Beneficially
First Became		Company and Other	Owned as of		Owned as of
a Director(1)	Age	Principal Occupations	the Record Date(2)		the Record Date

Directors and Nominees for Election as Directors

Milton H. Dresner (1995)	74	President of Highland Companies (Southfield, Michigan)	16,000	(3)(4)	*

Jason K. Feld (1996)	46	Vice-President of Assessment Technologies, Inc. (Tucson, Arizona)	10,250	(3)(5)	*

James W. Geisz (1995)	47	General Partner of TGV Partners (Los Angeles, California)	20,000	(3)	*

Benjamin R. Jacobson (1996)	55	Managing Partner of Jacobson Partners (New York, New York)	10,000	(3)	*

					Percentage of
			Shares of		Outstanding Shares
			Common Stock		of the Company’s
		Positions and	of the Company		Common Stock
Name and Year		Offices with the	Beneficially		Beneficially
First Became		Company and Other	Owned as of		Owned as of
a Director(1)	Age	Principal Occupations	the Record Date(2)		the Record Date

George A. Kellner (1995)	56	Chairman of the Board of the Company and Chief Executive Officer of Kellner, DiLeo & Co. (New York, New York)	2,905,000	(3)(6)	56.3

Harold A. Lewis (1995)	54	President and Chief Executive Officer of the Company	240,876	(7)(9)	4.7

Leonard C. Tylka (1995)	53	Chief Financial Officer Polar Ice Entertainment Inc. (Palm Beach Gardens, Florida)	10,000	(3)(8)	*

Other Executive Officers

Michael M. Yeager			66,461	(7)(9)	1.3

Deborah D. Ludwig			30,131	(7)(9)	*

William H. Van Huis			24,434	(7)	*

Taylor V. Ward			21,934	(7)	*

All directors and executive officers as a group (13 persons)			3,369,594	(3)(7)	65.3%

*	Less than 1%.

(1)	All addresses are care of Childtime Learning Centers, Inc., 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335.

(2)	Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)	Includes 10,000 shares of Common Stock, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date.

(4)	Mr. Dresner is a minority investor in Childcare Associates. Mr. Dresner disclaims beneficial ownership in the shares of Common Stock owned by such shareholder.

(5)	Includes 250 shares of Common Stock with respect to which Mr. Feld shares voting and investing powers with his spouse.

(6)	Includes 2,427,373 shares of Common Stock owned by Childcare Associates and 437,627 shares of Common Stock owned by KD Partners II. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II. Does not include shares beneficially owned by Harold A. Lewis which, pursuant to a voting agreement, are to be voted by Mr. Lewis as directed by Mr. Kellner for the five-year period ending on February 6, 2001 or, if sooner, until Childcare Associates and KD Partners II beneficially own, in the aggregate, less than 25% of the then outstanding shares of Common Stock.

(7)	Includes shares of Common Stock, issuable pursuant to stock options granted to the executive officers of the Company pursuant to the Company’s 1995 Stock Incentive Plan for Key Employees, that are exercisable within 60 days after the Record Date, as follows: Harold A. Lewis — 76,933 shares; Michael M. Yeager — 28,883 shares; Deborah D. Ludwig — 15,684 shares; William H. Van Huis — 15,684 shares; and Taylor V. Ward — 15,684 shares; and all executive officers as a group (7 people) — 166,485 shares.

(8)	Mr. Tylka is a minority investor in Childcare Associates. Mr. Tylka disclaims beneficial ownership of the shares of Common Stock owned by such shareholder.

(9)	Includes shares indirectly owned through the Company’s 401(k) plan, as follows: Harold A. Lewis — 443 shares; Michael M. Yeager — 378 shares; Deborah D. Ludwig — 1,197 shares; and all executive officers as a group (4 people) — 2,084 shares.

Other Information Relating to Directors and Nominees

      The following is a brief account of the business experience during the past five years of each member or nominee of the Board of Directors of the Company.

      Milton H. Dresner has been a director of Childtime Childcare, Inc. since November 1993. Mr. Dresner is a real estate developer and private investor with his principal offices in Southfield, Michigan. Mr. Dresner also serves as a director of Avatar Holdings, Inc., a real estate development company located in Coral Gables, Florida; and BioTime, Inc., a medical research & development company located in Berkeley, CA.

      Dr. Jason K. Feld has been a Vice President of Assessment Technology Incorporated since 1987. Assessment Technology Incorporated is a private Tucson, Arizona based corporation that creates, distributes and supports the use of technology to promote learning and documents the effectiveness of educational programs on children. In addition to his past service as a faculty member at the University of Arizona, Dr. Feld has served on boards and committees for educational organizations. His work has been published in books, technical reports and research articles.

      James W. Geisz has been a director of Childtime Childcare, Inc. since June 1992. Since April 1990, Mr. Geisz has been primarily engaged as a general partner of TGV Partners, an investment partnership focusing on leveraged buyouts. From November 1992 to June 1997, Mr. Geisz also served as general counsel of Empire Kosher Poultry, Inc., a kosher food manufacturer located in Mifflintown, Pennsylvania.

      Benjamin R. Jacobson has been the managing general partner of Jacobson Partners, a New York City based investment-banking partnership since 1989. Mr. Jacobson also serves as a board member for several privately held companies and is a member of the Board of Trustees of Union College.

      George A. Kellner has been a director and Chairman of the Board of Childtime Childcare, Inc. since July 1990. Mr. Kellner is Chief Executive Officer of Kellner, DiLeo & Co., a private New York City based firm specializing in merger arbitrage and a member firm of the New York and American Stock Exchanges. Mr. Kellner is a Trustee of Milton Academy, Vice Chairman of Phoenix House, a member of the Board of Overseers at the NYU Stern School of Business and a member of the Advisory Council of the Department of Economics at Princeton University.

      Harold A. Lewis has been the President and Chief Executive Officer and a director of Childtime Childcare, Inc. since August 1991. From 1990 to 1991, he was Chief Operating Officer International Operations of U.S. Travel Systems, Inc., a national, multi-unit travel company headquartered in Rockville, Maryland. Mr. Lewis serves on the Dean’s Executive Council at the Frank G. Zarb School of Business at Hofstra University and serves as a director of Caproc LLC, a firm specializing in the acquisition, development, and management of real estate.

      Leonard C. Tylka has been a director of Childtime Childcare, Inc. since November 1990. From 1987 through May 1997 he served as the Controller of KD Equities, a private equity investment firm located in New York City. From May 1997 to September 1998, Mr. Tylka was Corporate Development Manager for The Loewen Group, Inc., a publicly held funeral home and cemetery operator, headquartered in Burnaby, British Columbia, Canada. In April 1999, he became Chief Financial Officer of Polar Ice Entertainment Inc., an ice rink owner-operator located in Palm Beach Gardens, Florida.

Meetings of the Board of Directors and Board Committees and Compensation of Directors

      No director attended fewer than 75% of the four Board of Director meetings held in fiscal 2000 or the committees of the Board of Directors on which they serve.

      The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a separate nominating committee.

      The duties of the Compensation Committee include recommending to the entire Board of Directors of the Company the compensation arrangements for senior management and directors of the Company and administration of the 1995 Stock Incentive Plan For Key Employees. During fiscal 2000, the Compensation Committee held one meeting. The members of the Compensation Committee are Milton H. Dresner, James W. Geisz, George A. Kellner and Benjamin R. Jacobson.

      The duties of the Audit Committee include reviewing the services provided by the Company’s independent auditors, consulting with such auditors on audits and proposed audits, reviewing the need for internal auditing procedures and the adequacy of internal controls. During fiscal 2000, the Audit Committee held two meetings. The members of the Audit Committee are James W. Geisz, George A. Kellner and Leonard C. Tylka.

      The current standard arrangement for compensation of directors is as follows: officers of the Company who are directors do not receive any additional compensation for services as a director. Directors who are not employees of the Company receive directors’ fees of $6,000 per year, $500 for each Board meeting attended and $250 for each Committee meeting attended. Such directors are also participants in the Company’s Director Stock Option Plan. Pursuant to such plan, options to purchase 2,500 shares are granted to each non-employee director, subject to availability, at each annual meeting at which they are elected or remain in office. Options for up to 75,000 shares are available for grant under the Director Stock Option Plan, each of which becomes fully vested and exercisable on the first anniversary of the date of grant. The exercise price of options granted under the Plan will equal the market price of the Common Stock at the time of grant.

II.  COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table sets forth information for the fiscal years ended March 31, 2000, April 2, 1999, and April 3, 1998 concerning the compensation of the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company:

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation

	Fiscal			Other Annual	Options	All Other
Name and Position	Year	Salary	Bonus(1)	Compensation(2)	(Shares)	Compensation(3)

Harold A. Lewis	2000	$240,000	$20,124	—	18,000	$3,751
President and Chief	1999	225,000	52,677	—	16,400	4,267
Executive Officer	1998	210,000	131,689	—	36,000	3,360

Michael M. Yeager	2000	$130,000	$12,348	$6,966	7,600	$2,040
Chief Financial Officer,	1999	120,500	27,074	6,966	6,900	2,104
Secretary and Treasurer	1998	112,663	64,716	6,907	15,000	1,678

Deborah D. Ludwig	2000	$88,000	$3,000	—	2,750	$1,332
Vice President —	1999	84,500	15,564	—	3,400	1,248
Eastern Region	1998	82,576	24,266	—	7,500	986

William H. Van Huis	2000	$88,500	$6,528	—	2,750	$1,296
Vice President —	1999	82,000	16,186	—	3,400	1,372
Marketing	1998	76,461	39,131	—	7,500	856

Taylor V. Ward	2000	$72,500	$9,000	$5,861	2,750	$1,194
Vice President —	1999	69,000	15,752	5,261	3,400	1,112
Western Region	1998	66,266	24,266	5,077	7,500	822

(1)	Includes the bonus accrued in the year indicated, which was paid in the following year.

(2)	Includes reimbursement of expenses related to use of personal automobiles.

(3)	Includes premiums paid in connection with life insurance policies and contributions made by the Company to the Company’s 401(k) plan.

Option Grants in Fiscal 2000

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

					Potential Realizable
					Value at
	Individual Grants				Assumed Annual
					Rates of Stock Price
		% of Total			Appreciation for
	Number of	Options Granted	Exercise		Term(2)
	Options	to Employees in	Price Per	Expiration
Name	Granted(1)	Fiscal Year	Share	Date	5%	10%

Harold A. Lewis	18,000	31.9%	$11.813	4/23/05	$72,324	$164,016

Michael M. Yeager	7,600	13.5	11.813	4/23/05	30,537	69,251

Deborah D. Ludwig	2,750	4.9	11.813	4/23/05	11,050	25,058

William H. Van Huis	2,750	4.9	11.813	4/23/05	11,050	25,058

Taylor V. Ward	2,750	4.9	11.813	4/23/05	11,050	25,058

(1)	The indicated stock options vest at a rate of 33% per year, beginning on the first anniversary of the date of the grant and have a term of six years (subject to full accelerated vesting upon any entity or person, other than Childcare Associates or KD Equities, acquiring beneficial ownership of more than 50% of the Company’s outstanding voting stock). All rights to exercise such stock options terminate upon the termination of such optionee’s employment, except that the optionee may exercise that portion of the stock option which has become fully vested on the date the optionee’s employment is terminated or up to 90 days thereafter at the discretion of the Compensation Committee.

(2)	In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of six years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the named executive officer will be zero. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved. A 5% or 10% annually compounded increase in the Company’s stock price from the date of the grant to the end of the six-year option term would result in stock prices of $15.831 and $20.927 per share, respectively.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning stock options exercised during the fiscal year ended March 31, 2000, by the executive officers named in the above Summary Compensation Table, as well as the value of unexercised options held by such persons on March 31, 2000, as measured in terms of the closing price of the Common Stock on that date as quoted on the NASDAQ National Market System ($7.13 per share).

	Shares			Value of Unexercised
	Acquired		Number of Unexercised	In-the-Money Options
	Upon	Value	Options at Fiscal Year-End	at 3/31/00
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Harold A. Lewis	—	—	53,467/40,933	$0/	$0

Michael M. Yeager	—	—	19,050/17,200	0/	0

Deborah D. Ludwig	—	—	11,133/ 7,517	0/	0

William H. Van Huis	—	—	11,133/ 7,517	0/	0

Taylor V. Ward	—	—	11,133/ 7,517	0/	0

Incentive Bonus Plan

      During fiscal 2000, each of the executive officers named above in the Summary Compensation Table (the “Officers”) participated in the Company’s Standard Incentive Plan which would entitle the Officers to receive a bonus upon the Company achieving earnings per share increases, new center growth, revenue growth and Oxford Center openings during fiscal 2000. These bonus arrangements were structured by the Company’s Compensation Committee based on an analysis performed by an outside compensation consultant during fiscal 1997.

      In fiscal 2000, the Company achieved various levels of the objectives of the incentive formula. Accordingly, with respect to fiscal 2000, the Company’s Compensation Committee authorized a bonus, and the Company paid incentive bonuses to the Officers (which are reflected in the Summary Compensation Table), in an aggregate amount of $51,000. (See “Compensation Committee Report on Executive Compensation — Bonuses”.)

Employment Agreement

      The Company entered into an Employment Agreement with Mr. Lewis in fiscal 1996. Under this agreement, the Company employed Mr. Lewis for an initial two year employment term, and automatically renews every two years thereafter until terminated by the Company or Mr. Lewis. The Employment Agreement provides for a minimum base salary of $190,000 to be reviewed annually by the Company’s Board of Directors, and participation in various management bonus incentive arrangements. The Employment

Agreement also provides for, among other things, Mr. Lewis’ participation in the Company’s 1995 Stock Incentive Plan for Key Employees and certain medical, death, disability and other benefits available to the Company’s senior management. The Employment Agreement may be terminated by the Company upon the death of Mr. Lewis, upon his permanent disability or with or without cause. If Mr. Lewis’ employment is terminated without cause, he will be entitled to receive the greater of (a) one-year of salary or (b) the remainder of his salary to be paid during the current employment term, and in either case, benefits and a pro-rata portion of his bonus for the fiscal year in which such termination occurs. If Mr. Lewis is terminated within six months after a change in control (as defined in the Employment Agreement), including a constructive termination within such six-month period, Mr. Lewis will be entitled to receive two-years of salary, benefits and a pro-rata portion of his bonus for the fiscal year in which such termination occurs. During the term of the agreement and for a period of 12 months thereafter (9 months in the event Mr. Lewis’ employment is terminated without cause), Mr. Lewis will be subject to noncompetition and nonsolicitation restrictions.

Compensation Committee Interlocks and Insider Participation

      All the members of the Compensation Committee are non-employee directors of the Company. The Compensation Committee currently consists of Messrs. Dresner, Geisz, Kellner and Jacobson.

      The Company entered into a consulting agreement with Mr. Tylka in May, 1997. The agreement requires Mr. Tylka to provide certain consulting services to the Company in consideration of an annual fee of $25,000, payable monthly, plus expenses. This agreement shall continue until terminated by Harold A. Lewis and shall require the written consent of George A. Kellner, as long as Mr. Kellner is Chairman of the Board of Directors of the Company.

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, a director of the Company, is the managing general partner, and George A. Kellner, the Company’s Chairman of the Board, is a special advisor, to provide management and financial consulting services. As consideration for the provision of such services to the Company and its Board of Directors, Jacobson Partners will receive an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. As additional consideration for such services, the Company’s board has approved, subject to shareholder approval (see Part IV below), the grant to Jacobson Partners of two options to acquire, in the aggregate up to 557,275 shares of the Company’s common stock. The agreement will continue in effect until terminated by either party upon six months’ prior written notice.

      As part of its agreement with the Company, until the second anniversary, Jacobson Partners has agreed that neither it nor its affiliates would acquire additional shares of the Company’s Common Stock (whether in the open market or in private transactions) (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company would be engaged in a share repurchase agreement. During that two-year period, pursuant to a separate agreement with Childcare Associates and KD Partners II (Company shareholders controlled by Mr. Kellner), Jacobson Partners would have the right to acquire Company shares owned by such entities to the extent investors in such entities wish to have their pro rata interest in the Company’s Common Stock sold; provided that any shares so purchased by Jacobson Partners would be subject to an irrevocable voting proxy in favor of Mr. Kellner. All shares of the Common Stock acquired by Jacobson Partners and its affiliates during the first two years of the agreement, including shares purchased in the open market or in private transactions, would be subject to registration rights.

Compensation Committee Report on Executive Compensation

     General

      The Compensation Committee’s overall compensation policy applicable to the Company’s executive officers is to provide a compensation program that will attract and retain qualified executives for the Company and provide them with incentives to achieve the Company’s goals and increase shareholder value. The Compensation Committee implements this policy through establishing salaries, incentive bonuses and by granting stock options. The Compensation Committee’s current policy is not to provide significant pension or other retirement benefits for the Company’s executives.

      During fiscal 1997, an outside compensation consultant was engaged to analyze overall compensation practices utilized by similar sized, multi-location, service oriented companies. The results of such consultant’s analysis were taken into consideration by the Compensation Committee in recommending fiscal 1998, 1999 and 2000 compensation levels.

     Salaries

      The Compensation Committee’s policy is to provide salaries that are generally competitive with those of comparable officers in comparably sized companies in the child care and other service industries. The Compensation Committee relies heavily on the recommendations of the Company’s Chief Executive Officer as well as its members’ own subjective judgments in setting individual salary levels.

      In making his recommendations with regard to the fiscal 2000 salaries for the executive officers, the Chief Executive Officer generally utilized a range of 4%-8% for establishing salary increases to provide a generally competitive salary for a particular officer. The Chief Executive Officer’s salary for fiscal 2000 was established by the Compensation Committee in accordance with Mr. Lewis’ employment agreement with the Company and the Compensation Committee’s subjective view of his individual performance and contributions to the overall performance of the Company.

     Bonuses

      The Compensation Committee’s policy is that a significant portion of the executive’s total compensation should be tied to incentive bonus plans. As a result, the compensation of the Company’s executive officers is directly related to the overall financial and operating performance of the Company.

      The Compensation Committee structured the fiscal 2000 bonus plan based upon an incentive formula tied to earnings per share increase, new center growth, revenue growth and Oxford Center openings. For fiscal 2000, the Compensation Committee determined that a bonus was warranted and, therefore, a $51,000 senior management incentive bonus was authorized (maximum bonus pool available for fiscal 2000 was $510,000).

      The allocation of the incentive bonus pool amounts among the officers was determined by the Chief Executive Officer and approved by the Chairman of the Board. The portion allocated to the Chief Executive Officer was determined by the Compensation Committee and equaled 39% for fiscal year 2000 and 41% for fiscal year 1999. The Chief Executive Officer’s allocation among the other officers was based on his subjective view of various factors, including his perception of the relative contribution made by each of the officers to the Company’s overall performance and the need to provide generally competitive cash compensation to each officer. The allocation determination was not based on specific objectives and no specific weight was given to any of the factors considered.

     Stock Options

      The Compensation Committee’s policy is to award stock options to the Company’s officers and other key employees in amounts reflecting the participant’s position and ability to influence the Company’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term growth of the Company, to join the interests of participants with the interests of shareholders of the Company, and to attract and retain qualified employees. The Compensation Committee’s policy has been to grant options with a term of up to ten years (three year pro rata vesting) and to fix the exercise price of the options at the fair market values of the underlying shares on the date of grant. Such options will, therefore, only have value if the price of the underlying shares increases. The Compensation Committee’s general practice is to consider the granting of stock options after the end of each fiscal year.

      The Compensation Committee granted options to executive officers (including Mr. Lewis) during fiscal 2000, based upon the recommendation of the Chief Executive Officer. In making his recommendations, the Chief Executive Officer subjectively considered certain factors, including his perception of individual performance, the individuals’ contribution to the overall performance of the Company and the anticipated value of the executive’s contribution to the Company’s future performance, as well as the need to retain executives. The determination was not based on specific objectives and no specific weight was given to any of the factors considered.

By the Compensation Committee

George A. Kellner, Chairman
Milton H. Dresner
James W. Geisz
Benjamin R. Jacobson

Performance Graph

      The following line graph compares the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company’s Common Stock from February 2, 1996 (date of initial public offering) through March 31, 2000 with the cumulative total return of (i) the NASDAQ Stock Market-US Index, and (ii) a peer index group consisting of Standard Industrial Classification (“SIC”) Code 8351, which includes Child Care Services.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG CHILDTIME LEARNING CENTERS, INC.,
THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP
[GRAPH]

	CHILDTIME		NASDAQ
MEASUREMENT PERIOD	LEARNING	PEER	STOCK MARKET
(FISCAL YEAR COVERED)	CENTERS, INC.	GROUP	(U.S.)

2/02/96	100	100	100

3/96	82	102	103

3/97	80	37	115

3/98	150	63	174

3/99	116	65	235

3/00	65	47	436

III.  APPROVAL OF AMENDMENT TO THE
1995 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES

      The Board of Directors is recommending an amendment to the 1995 Stock Option Incentive Plan for Key Employees (the “Plan”) to increase the number of shares of Common Stock authorized for the granting of awards from 300,000 to 600,000. This amendment must be approved by a majority of the shareholders present, or represented by proxy, and entitled to vote at the Meeting. Shareholder abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the outcome of this matter.

      The Plan was established for the purpose of attracting and motivating key employees of the Company. As of the record date, June 23, 2000, there were 36 participants in the plan. The Plan is administered by the Compensation Committee of the Board of Directors and provides for (i) the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) the grant of “nonqualified stock options” (options which do not meet the requirements of Section 422), and (iii) the award of restricted stock. The Plan also contains certain restrictions against transfer and other terms and conditions which are to be determined by the Compensation Committee. The Compensation Committee determines which individuals will be granted options or awarded restricted stock, the number of options granted or shares awarded and other terms and conditions applicable to each grant or award.

      An aggregate of 300,000 shares of Common Stock have been reserved for issuance under the Plan. The proposed amendment would increase the number of shares reserved for issuance to 600,000. The Board has determined that the increase in the number of shares reserved for issuance under the Plan is in the best interests of the Company and its shareholders. The Board believes that grants of stock options are an effective method to attract and retain employees and that the availability of shares for future grants under the Plan is important to the Company’s business prospects and operations.

Stock Options

      Under the terms of the Plan, the exercise price of an incentive stock option will be not less than the fair market value of the Common Stock at the time of the grant (or not less than 110% of the fair market value if the optionee owns more than 10% of the total combined voting stock of the Company at the time of grant). The exercise price of nonqualified options will not be less than 75% of the fair market value of the stock on the date the option is granted. If an optionholder dies, the Compensation Committee may, in its discretion, allow the optionholder’s estate a period of one year to exercise any vested incentive options. If an optionholder ceases to be an employee for any other reason, the Compensation Committee may, in its discretion, permit the exercise of such options for a period not to exceed three months following the termination of employment. The Board may, in its discretion, permit the exercise of nonqualified options held by a terminated optionholder for a period not to extend beyond the expiration date of such nonqualified option. No option under the Plan may be exercised more than ten years after its date of grant. In the case of an a incentive option granted to a participant who, at the time of grant, owns more than 10% of the total combined voting stock of the Company, such option will expire not more than five years after its date of grant. If a stock option expires or terminates for any reason without having been fully exercised, or if shares or restricted stock are forfeited, the number of shares with respect to which the stock option was not exercised at the time of its expiration or termination, and the number of forfeited shares of restricted stock, will again become available for the grant of stock options or the award of restricted stock under the Plan, unless the Plan has been terminated. No stock option granted under the Plan is permitted to be transferred by a participant other than by will or by the laws of descent and distribution, and such stock option will be exercisable, during the lifetime of the participant, only by the participant.

Restricted Stock

      Subject to the terms of the Plan, the Compensation Committee may award shares of restricted stock to participants. Generally, a restricted stock award will not require the payment of any option price by the participant but will call for the transfer of shares to the participant subject to forfeiture, without payment of any consideration by the Company, if the participant’s employment terminates during a “restricted period”

(which must be at least six months) specified in the award of the restricted stock. If the participant’s employment terminates as a result of his or her death or permanent disability, the restricted stock will be released from the restrictions, unless otherwise determined by the Compensation Committee. If the participant’s employment is terminated by action of the Company or a subsidiary without cause or by mutual agreement, the Compensation Committee may determine that some or all of the shares will be released from the restrictions. Although the participant is not permitted to sell, assign, transfer, pledge, hypothecate or otherwise encumber shares acquired upon the grant of restricted stock during the restricted period, the participant has the right to vote, and receive any dividends payable with respect to, such shares. The Compensation Committee may also prescribe other terms and conditions in connection with the award of restricted stock.

Amendment or Termination of the Plan

      The Board of Directors may terminate or amend the Plan at any time, provided that, (a) the Board may not, without shareholder approval, (i) amend the Plan so as to increase the maximum number of shares in the aggregate which are subject to the Plan, (ii) increase the maximum number of shares for which any participant may be granted stock options or awarded restricted stock under the Plan, (iii) change the class of persons eligible to be participants under the Plan, or (iv) materially increase the benefits accruing to participants under the Plan, and (b) the Board may not, without the consent of the holder of a stock option or restricted stock award, change the stock option price or alter or impair any stock option or restricted stock which has been previously granted or awarded under the Plan.

      Unless sooner terminated by the Board of Directors of the Company, the Plan terminates ten years after its adoption by the Board of Directors. Termination will not affect the validity or expiration date of any then outstanding stock option or restricted stock award.

Federal Income Tax Consequences

      The rules governing the tax treatment of stock options, restricted stock and shares acquired upon the exercise of stock options are quite technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws are may not be the same as under the federal income tax laws.

      Incentive Options.  Incentive Options granted pursuant to the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an Incentive Option within one year after the transfer of shares to such participant and within two years from grant of the option, such participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of the Incentive Options or the transfer of shares upon their exercise.

      If shares acquired upon exercise of Incentive Options are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser or (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the amount constitutes reasonable compensation and that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as a capital gain.

      Nonqualified Options.  A participant who acquires shares by exercise of a Nonqualified Option generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the

Company in the same year, provided that the amount constitutes reasonable compensation and that the Company satisfies certain federal income tax withholding requirements. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

      Restricted Stock.  A participant granted shares of restricted stock under the Plan is not required to include the value of such shares in ordinary income until the first time such participant’s rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the participant, for the Company’s taxable year in which the participant recognizes such income, provided that the amount constitutes reasonable compensation and the Company satisfies certain federal income tax withholding requirements.

      Withholding Payments.  If, upon the exercise of a Nonqualified Option or upon the award of restricted stock or the expiration or restrictions applicable to restricted stock, or upon a disqualifying disposition of shares acquired upon exercise of an Incentive Option, the Company or any subsidiary must pay amounts for income tax withholding, then in the Compensation Committee’s sole discretion, either the Company will appropriately reduce the amount of stock to be delivered or paid to the participant or the participant must pay such amount to the Company or the subsidiary to reimburse it for such income tax withholding. The Compensation Committee may, in its sole discretion, permit a participant to satisfy such withholding obligations by electing to reduce the number of shares of Common Stock delivered or deliverable to the participant upon exercise of a stock option or award of restricted stock or by electing to tender an appropriate number of shares of Common Stock back to the Company subsequent to exercise of a stock option or award of restricted stock (with such restrictions as the Compensation Committee may adopt).

Accounting Treatment

      Generally, under current accounting rules neither the grant nor the exercise of an Incentive Option or a Nonqualified Option under the Plan requires any charge against earnings, if the exercise price of the option is equal to or in excess of the fair market value of the shares on the date of grant. If the exercise price is below the fair market value of the shares on the date of grant, an earnings charge equal to the difference will be required either at the date of grant of possibly over the term of the option.

      Restricted stock will require a charge against income representing the value of the benefit conferred, which may be spread over the restricted period. Such charge is based on the fair market value of the stock at the time the shares are transferred to the participant.

Option Grants Under the Plan

      Benefits payable or amounts that will be granted under the Plan after the effective date of the proposed Amendment are not determinable at this time. The following table, however, sets forth certain information as to options granted under the Plan during the fiscal year ended March 31, 2000 and during the period from April 1, 2000 to June 23, 2000.

NEW PLAN BENEFITS
1995 Stock Incentive Plan For Key Employees

	Options Granted	Options Granted
	Under the Plan in the	Under the Plan from
	Fiscal Year Ended	April 1, 2000 to
Name and Position	March 31, 2000	June 23, 2000

Harold A. Lewis	18,000	19,670
President and Chief Financial Officer

Michael M. Yeager	7,600	12,200
Chief Financial Officer

Deborah D. Ludwig	2,750	5,700
Vice President — Eastern Region

William H. Van Huis	2,750	6,800
Vice President — Marketing

Taylor V. Ward	2,750	7,600
Vice President — Western Region
All current Executive Officers as a group

(7 persons)	41,350	57,250

All current Directors who are not Executive Officers as a group (6 persons)(1)	0	0

All employees (including officers) who are not Executive Officers as a group(2)	15,000	24,100

(1)	The Company’s non-employee directors are not eligible to participate under the Plan. Pursuant to the Company’s Director Stock Option Plan, however, each such director received an option for 2,500 shares of the Company’s Common Stock during the fiscal year ended March 31, 2000.

(2)	Number of persons are 23 for the fiscal year ended March 31, 2000, and 29 for the period April 1, 2000 to June 23, 2000.

      The dollar value of such options cannot be determined because they depend on the market value of the underlying shares on the date of exercise.

      The Board of Directors recommends a vote FOR approval of the proposed Amendment to the Company’s 1995 Stock Incentive Plan for Key Employees, and your proxy will be so voted unless you specify otherwise.

IV.  APPROVAL OF OPTION GRANTS TO JACOBSON PARTNERS

      As described above in Part II under the caption “Compensation Committee Interlocks and Insider Participation”, the Company has recently retained Jacobson Partners, of which Benjamin R. Jacobson, a director of the Company, is the managing general partner, and George A. Kellner, the Company’s Chairman of the Board, is a special advisor, to provide management and financial consulting services. As part of the consideration to be paid to, and to add further incentive to Jacobson Partners for such services, the Board of Directors has approved, subject to shareholder approval, the grant to Jacobson Partners (or its affiliates) of the following options:

(a)	Up to 294,117 shares available for purchase, for the first 21 days after shareholder approval, at an exercise price of $8.50 per share (approximately 120% of the 30-day average of the daily closing prices of the Company’s stock, on the NASDAQ National Market System, as of June 23, 2000); and

(b)	Up to 263,158 shares available for purchase, at any time after shareholder approval until the second anniversary of the agreement, at an exercise price of $9.50 per share (approximately

133% of the 30-day average of the daily closing prices of the Company’s stock, on the NASDAQ National Market System, as of June 23, 2000).

      Until July 6, 2002 (the second anniversary of the agreement), Jacobson Partners has agreed that neither it nor its affiliates would acquire, in one or more transactions, additional shares of the Company’s stock (whether in the open market or in private transactions) (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company would be engaged in a share repurchase agreement. During this two-year period, pursuant to a separate agreement with Childcare Associates and KD Partners II (Company shareholders controlled by Mr. Kellner), Jacobson Partners would have the right to acquire Company shares owned by such entities to the extent investors in such entities wish to have their pro rata interest in the Company’s stock sold; provided that any shares so purchased would be subject to an irrevocable voting proxy in favor of Mr. Kellner.

      All shares acquired by Jacobson Partners (or its affiliates) during the first two years of the agreement would be subject to registration rights, pursuant to which, until July 6, 2007 (the seventh anniversary of the agreement), Jacobson Partners would have the right to cause the Company to register, at the Company’s expense, its shares of Childtime stock, (a) whenever the Company is otherwise registering shares (except in certain circumstances) and (b) once, upon demand, at any other time so long as Jacobson Partners has exercised, in full, the two options granted to it under the agreement and the demand covers at least 25% of the Company’s stock then owned by it.

      The treatment of the options to be granted to Jacobson Partners (or its affiliates) for federal income tax and accounting purposes is generally the same as the treatment of nonqualified options under the Company’s 1995 Stock Incentive Plan for Key Employees. See Part III above under the captions “Federal Income Tax Consequences — Nonqualified Options” and “Accounting Treatment”.

      The Board of Directors believes that the proposed option arrangement in favor of Jacobson Partners is in the best interests of the Company and its shareholders and, accordingly, is recommending the approval of the proposed option arrangement. The approval must be by a majority of the shareholders present, or represented by proxy, and entitled to vote at the Meeting. Shareholder abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the outcome of this matter.

      The Board of Directors recommends a vote FOR approval of the proposed option arrangement in favor of Jacobson Partners, and your proxy will be so voted unless you specify otherwise.

V.  OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with for fiscal 2000.

Other Proposals

      Neither the Company nor the members of its Board of Directors intend to bring before the Meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgement.

      A shareholder proposal which is intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by March 16, 2001, to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Shareholder proposals to be presented at the Company’s 2001 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting, must be received by the Company no later than May 30, 2001 to be considered timely. Such proposals should be sent to the Company’s Secretary at the Company’s principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company’s form of proxy will vote the share represented by such proxies in accordance with their best judgment.

Auditors

      The Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for fiscal 2001. PricewaterhouseCoopers LLP has served in such capacity since July 1990. Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

By Order of the Board of Directors

MICHAEL M. YEAGER
SECRETARY

Dated:  July 14, 2000

CHILDTIME LEARNING CENTERS, INC.

Appendix to 2000 Proxy Statement

      The following documents are being filed pursuant to Instruction 3 to Item 10 of Schedule 14A:

1.	Childtime Learning Centers, Inc. 1995 Stock Incentive Plan for Key Employees (filed herewith by incorporation by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement (Registration No. 33-99596)).

2.	First Amendment to Childtime Learning Centers, Inc. 1995 Stock Incentive Plan for Key Employees (see attached Exhibit A).

3.	Letter agreement between Childtime Learning Centers, Inc. and Jacobson Partners dated July 6, 2000 (see attached Exhibit B).

Exhibit A

FIRST AMENDMENT TO CHILDTIME LEARNING CENTERS, INC.
1995 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES

      WHEREAS, Childtime Learning Centers, Inc. (the “Company”) has established and maintains the Childtime Learning Centers, Inc. 1995 Stock Incentive Plan for Key Employees (the “Plan”); and

      WHEREAS, pursuant to Paragraph 22 of the Plan, the Board of Directors of the Company (the “Board”) has the right to amend the Plan at any time, subject to the approval of the shareholders of the Company, for any lawful purpose; and

      WHEREAS, the Board desires to amend the Plan to increase the number of shares reserved for issuance under the Plan from 300,000 shares to 600,000 shares of Common Stock of the Company.

      NOW, THEREFORE, in consideration of the foregoing and by resolution of the Board, subject to the approval of the Company’s shareholders, the Plan is hereby amended in the following respects:

1.	Paragraph 1(h) is hereby amended in its entirety to read:

(h) “Plan” shall mean the Childtime Learning Centers, Inc. 1995 Stock Incentive Plan for Key Employees, as amended by this First Amendment.

2.	The first sentence of Paragraph 5 is hereby amended in its entirety to read:

Maximum Number of Shares Subject to Plan: The maximum number of shares with respect to which stock options may be granted or which may be awarded as restricted stock under the Plan shall be 600,000 shares in the aggregate of Common Stock of the Corporation.

The remainder of Paragraph 5 shall remain in full force and effect.

      All other terms and provisions of the Plan shall remain in full force and effect.

      This First Amendment to the Plan shall be effective on the date of adoption by the Board of Directors; provided that the shareholders of the Corporation approve this First Amendment within twelve months after its adoption by the Board of Directors.

As adopted by the Board of Directors on May 9, 2000

Exhibit B

JACOBSON PARTNERS
595 Madison Avenue, Suite 100
New York, New York 10022

July 6, 2000

Childtime Learning Centers, Inc.
38345 W. Ten Mile Road, Suite 100
Farmington Hills, Michigan 48335

Re: Management and Financial Consulting Services

Gentlemen:

This letter outlines the understanding between Jacobson Partners (“JP”) and Childtime Learning Centers, Inc., a Michigan corporation (the “Company”) of the objective, tasks, work product and fees for the engagement of JP to provide management and financial consulting services to the Company.

OBJECTIVE

To provide the Company and its Board of Directors with assistance, as financial advisor and management consultant, with full authority to work to maximize the value of the Company for the benefit of its shareholders.

TASKS

The tasks that JP will undertake will include, but are not limited to, the following activities:

•	Participate in meetings with the Board of Directors in order to provide insight into, as well as contribute to, various aspects of the Company’s operations.

•	Exercise executive authority in running the affairs of the Company and provide direction to, and work with, the Company’s president and other senior officers in connection with the management and operation of the Company, including approval of all senior executive appointments and dismissals.

Childtime Learning Centers, Inc.	Page 2 July 6, 2000

•	Assist in identifying opportunities to improve the Company’s business and operations and assist in implementing changes.

•	Perform such other tasks which the Company and its Board of Directors may request and which are mutually agreed upon.

In connection with the performance of its tasks and duties under this agreement, JP will report directly to the Company’s Board of Directors.

STAFFING

Benjamin R. Jacobson will be the principal responsible for the overall engagement. He will be assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment. If JP concludes that an independent contractor is appropriate to the assignment, JP will obtain the Board’s consent (or such other individual or committee as may be designated by the Board) before doing so; it is agreed, however, that such consent will not be unreasonably withheld.

TIMING, FEES AND EXPENSES

JP will commence this engagement immediately upon receipt of a signed engagement letter. This engagement will remain in effect unless terminated in the manner set forth below under “Termination and Survival.”

Fees. In the performance of services under this agreement, JP will be paid a fee of $250,000 per year, payable in advance in quarterly installments, with the first such installment due on the date of this agreement.

Out-of-Pocket Cash Expenses. In addition to the fees set forth above, the Company will pay directly or reimburse JP, upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.

EQUITY

As additional consideration to JP’s agreement to provide the services contemplated under this engagement and to provide incentive with regard to

Childtime Learning Centers, Inc.	Page 3 July 6, 2000

such performance, the Company will, subject to shareholder approval, give JP (or its affiliates) the option to acquire from the Company (a) within 21 days after the date shareholder approval is obtained, up to 294,117 shares of the Company’s common stock at an option exercise price of $8.50 per share (the “Initial Option Price”), and (b) at any time after the date shareholder approval is obtained during the two-year period commencing on the date of this agreement, up to 263,158 shares of the Company’s common stock at an option exercise price of $9.50 per share (the “Second Option Price”). The Initial Option Price represents a per share price equal to approximately 120% of the average of the closing sale prices for the Company’s common stock on the NASDAQ National Market System for the 30-day period ending on June 21, 2000. The Second Option Price represents a per share price equal to approximately 133% of such 30-day average closing sale price. To exercise either option, JP will provide the Company with written notice of such option exercise within the applicable time period, together with the aggregate option exercise price equal to the number of shares then being acquired multiplied by the Initial Option Price or the Second Option Price, as the case may be.

It is further acknowledged that JP may acquire additional shares of the Company’s common stock in the open market or in private transactions, subject to all applicable securities law rules and regulations; provided that, during the two-year period commencing on the date of this agreement, JP agrees that it (and its affiliates) will not acquire any such shares, in one or more transactions, (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company is engaging in a share repurchase program.

With regard to shares of the Company’s common stock which JP (or its affiliates) may acquire during the two-year period commencing on the date of this agreement, whether pursuant to the exercise of the foregoing options or pursuant to purchases of the type described in the immediately preceding paragraph, JP will be given the same registration rights, subject to the same terms and conditions, as were granted to Childcare Associates and KD Partners II (the “KD Holders”) pursuant to Article IV of the Shareholders Agreement dated as of July 9, 1990, as amended, among KD Acquisition Corporation, the KD Holders and GCC Partners, Ltd., except: (i) with respect to its right to request registration under Section 4.1 thereof, (a) JP will have only one such right to request registration of its shares (other than with respect

Childtime Learning Centers, Inc.	Page 4 July 6, 2000

to a “piggy-back registration” request), (b) such right may only be exercised if both purchase options granted above have been exercised in full, and (c) such demand must cover at least 25% of the shares of Childtime common stock then owned by JP; and (ii) all registration rights granted to JP under this agreement will terminate upon the seventh anniversary of the date of this agreement. A copy of Article IV of the Shareholders Agreement and related sections are attached as Schedule A to this agreement.

RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JP is not to be considered an employee or agent of the Company and the employees of JP are not entitled to any of the benefits that the Company provides for the Company’s employees.

The Company acknowledges that it is hiring JP to assist and advise the Company in business planning and management. JP’s engagement will not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state or national professional bodies.

The engagement of JP under this letter agreement will have no impact on the status of Benjamin Jacobson as a director of the Company (or any remuneration provided to Mr. Jacobson as director). It is understood and agreed that the acts of Mr. Jacobson pursuant to this agreement are not acts by him in his capacity as director.

CONFIDENTIALITY

JP agrees to keep confidential all information obtained from the Company. JP agrees that neither it nor its directors, officers, partners, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature (“Information”) which it obtains or is given access to during the performance of the services provided hereunder. JP may make reasonable disclosures of Information to third parties in connection with its performance of its obligations

Childtime Learning Centers, Inc.	Page 5 July 6, 2000

and assignments hereunder. In addition, JP will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

Notwithstanding the foregoing, neither confidential treatment nor the restrictions set forth in the preceding paragraphs of this section on “Confidentiality” will apply to: (a) information which is or becomes generally available to the public; (b) information already received on a non-confidential basis by JP prior to the date hereof; (c) information received in the future from a third party on a non-confidential basis; provided that such third party was not induced by JP to disclose such information in violation of any applicable confidentiality agreement or covenant with respect to such information inuring to the benefit of the Company; (d) information independently developed by an employee or agent of JP not having access to the Company’s proprietary information; (e) information released from its confidential status by prior written consent of the Company; or (f) information required to be disclosed pursuant to any subpoena or other legal process or applicable law; provided that in the event that JP (or any of its directors, officers, partners, employees, agents or attorneys) receives a subpoena or other validly issued administrative or judicial process requesting Information, JP will provide the Company with (a) prompt written notice of such request so that the Company may seek an appropriate protective order or other remedy and (b) reasonable cooperation to assist the Company for such purpose. In the event that a protective order or other remedy is not obtained, JP agrees to furnish only that portion of the Information which counsel advises that it is legally required to furnish and will exercise reasonable efforts to obtain reliable assurances that confidential treatment is afforded to the Information that is disclosed.

The Company acknowledges that all advice (written or oral) given by JP to the Company in connection with JP’s engagement is intended solely for the benefit and use of the Company (limited to its management and employees) in considering the transactions to which it relates. This agreement will survive the termination of the engagement.

Childtime Learning Centers, Inc.	Page 6 July 6, 2000

INDEMNIFICATION

In consideration of JP’s agreement to act on behalf of the Company in connection with this engagement, the Company agrees to indemnify, hold harmless, and defend JP (including its directors, officers, partners, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, relating to or arising out of the engagement, including any legal proceeding in which JP may be required or agree to participate but in which JP is not a party. In connection with any of the matters to which this “Indemnification” Section relates, JP agrees that the Company would have the right to control the defense of any such matter and neither JP, nor its directors, officers, principals, employees or agents, will settle any claim without the Company’s prior written consent. This indemnification obligation does not apply to gross negligence, intentional misconduct or bad faith.

TERMINATION AND SURVIVAL

This agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JP will be entitled to any fees and expenses due under the provisions of this agreement. It is further understood and agreed that unless a party acts in bad faith or has not remained current with its obligations under this agreement, the other party will not terminate the engagement without providing at least six months’ prior written notice.

The obligations of the parties under the “Equity,” “Confidentiality,” “Indemnification” and “Termination and Survival” sections of this agreement will survive the termination of the agreement as well as any other section of this agreement which expressly provides that it will survive termination of this agreement.

Childtime Learning Centers, Inc.	Page 7 July 6, 2000

MISCELLANEOUS

Governing Law. This letter agreement is governed by and construed in accordance with the laws of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Severability. If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. All of the above contains the entire understanding of the parties relating to the services to be rendered by JP for the benefit of the Company and may not be amended or modified in any respect except in writing signed by the parties. JP will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

Notices. All notices required or permitted to be delivered under this letter agreement will be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Benjamin R. Jacobson, and if to you, to the address for you set forth above, to the attention of the President, or to such other name or address as may be given in writing to the other party. All notices under the agreement will be sufficient if delivered by facsimile or overnight mail. Any notice will be deemed to be given only upon actual receipt.

If these terms meet with your approval, please sign and return the enclosed copy of this letter.

Childtime Learning Centers, Inc.	Page 8 July 6, 2000

Sincerely yours,

Jacobson Partners

By:

Benjamin R. Jacobson, Managing

General Partner

Acknowledged and Agreed to:

Childtime Learning Centers, Inc.

By:

Harold A. Lewis, President and

Chief Executive Officer